Exhibit 19.1

TOPGOLF CALLAWAY BRANDS CORP.
Insider Trading Policy

Executive Summary
•All officers, directors and employees, as well as their family members and controlled entities, are subject to this Insider Trading Policy.
•All material nonpublic information must be kept confidential.
•Trading in Company securities while in possession of material nonpublic information is prohibited.
•Trading in the securities of customers, suppliers or other business partners while in possession of material nonpublic information of such companies is prohibited.
•Members of the Board of Directors, Officers and certain employees are prohibited from trading company securities during a “blackout period” prior to the release of earnings each quarter.
•Members of the Board of Directors, Officers and certain employees must pre-clear with the company all trading in company securities.
•Hedging, pledging, short sales and publicly-traded options transactions involving company securities are prohibited.
•The General Counsel of Topgolf Callaway Brands Corp. (together with its subsidiaries, the “Company”) will serve as the Compliance Officer for purposes of this Policy.

1.Purpose of the Policy
The Company is a public company with thousands of shareholders and its common stock is listed and traded on the New York Stock Exchange. As a public company, the Company has a special responsibility to be fair to its shareholders. It would be unfair for the Company’s directors or employees to buy or sell stock when they are aware of material information about the Company’s business that its shareholders and the public do not know about, commonly referred to as “insider trading.” This activity would also be illegal under securities laws prohibiting insider trading.
This Insider Trading Policy (this “Policy”) provides guidelines with respect to transactions in the securities of the Company and the handling of confidential information about the Company and the companies with which the Company does business. The Company’s Board of Directors has adopted this Policy to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from trading in securities of that company or providing material nonpublic information to another person who may trade on the basis of that information.

2.Applicability of the Policy
A.Transactions Subject to the Policy. This Policy applies to transactions in the Company’s securities (collectively referred to in this Policy as “Company Securities”), including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to Company Securities. Hedging and pledging transactions relating to Company Securities are prohibited, as described in Section 6 below.
B.In addition, when a person who is subject to this Policy, in connection with working for the Company, becomes aware of material nonpublic information of a company with which the Company does business, including customers and suppliers, this Policy also applies equally to transactions in the securities of such other company. Each person who is subject to this Policy must treat material nonpublic information of the Company’s business partners, customers and suppliers with the same care required with respect to the Company’s material nonpublic information.
C.Persons Subject to the Policy. This Policy applies to all members of the Company’s Board of Directors and all officers and employees of the Company and its subsidiaries. The Company may also determine from time to time that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. This Policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this Policy, as described more fully below. This Policy extends to all activities within and outside an individual’s company duties.
D.Transactions by Family Members and Others. This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you must treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.
E.Transactions by Entities that You Influence or Control. This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities must be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.
3.Statement of the Policy
No director, officer or other employee of the Company or its subsidiaries (or any other person designated by this Policy or by the Compliance Officer as subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly, or indirectly through family members or other persons or entities:
1.Engage in transactions in Company Securities, except as otherwise specified in Section 5 and Section 8 of this Policy;

2.Recommend the purchase or sale of any Company Securities;
3.Disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information about the Company; or
4.Assist anyone engaged in the above activities.
Under part 3 of the Policy above, you are prohibited from, and may be liable for, communicating or tipping material nonpublic information to any third party (a “Tippee”). Tippees inherit an insider’s duties and may be liable for trading on material nonpublic information illegally tipped to them by an insider. Tippees can obtain material nonpublic information by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings. You may be held liable for tipping even if you receive no personal benefit from tipping and even if no close personal relationship exists between you and a Tippee. Therefore, any person who is subject to this Policy must keep all material nonpublic information relating to the Company strictly confidential.
Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.
4.Definition of Material Nonpublic Information
A.Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:
•Unpublished financial results or information.
•The gain or loss of a significant customer or supplier.
•A pending or proposed merger, acquisition, disposition, tender offer, restructuring or joint venture.
•A change in dividend policy, the declaration of a stock split, an offering of additional securities or the establishment of a repurchase program for Company Securities.
•Financing transactions not in the ordinary course of business.
•A significant change in senior management.

•A change in auditors or notification that the auditor’s reports may no longer be relied upon.
•Pending or threatened significant litigation, or the resolution of such litigation.
•Impending bankruptcy or the existence of severe liquidity problems.
•The imposition of a ban on trading in Company Securities or the securities of another company.
B.When Information is Considered Public. Information that has not been disclosed to the public is generally considered to be nonpublic information. To establish that the information has been disclosed to the public, it may be necessary to demonstrate that it has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through a press release, newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the SEC that are available on EDGAR, the SEC’s online database. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees.
C.Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after the first full business day after the day on which the information is released. If, for example, the Company were to make an announcement after the commencement of trading on a Monday, you must not trade in Company Securities until Wednesday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.
5.Transactions not Prohibited by the Policy
A.Transactions Under Company Plans. This Policy does not apply to transactions with the Company involving Company Securities. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
B.Transactions in Mutual Funds. This Policy does not apply to transactions in mutual funds that are invested in Company Securities.
6.Special and Prohibited Transactions
The Company has determined that there is a heightened legal risk and the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions, including transactions involving short sales, publicly-traded options, hedging and the use of Company Securities in margin accounts or as collateral. A more detailed discussion of the Company’s policies with respect to these types of transactions is set forth in Exhibit A of this Policy.

7.Additional Restrictions and Procedures
The Company has established additional restrictions and procedures, applicable only to certain persons, in order to assist in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures, and the persons subject to them, are described further in Exhibit B of this Policy. Even if you are not subject to the additional procedures set forth in Exhibit B, you must never trade while aware of material nonpublic information.
8.Rule 10b5-1 Plans
Exhibit C of this Policy sets forth certain procedures related to Rule 10b5-1 plans. A Rule 10b5-1 Plan must be approved by the Compliance Officer and meet the requirements of Rule 10b5-1.
9.Post-Termination Transactions
This Policy continues to apply to transactions in Company Securities even after termination of service with the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material, as determined by the Compliance Officer. To facilitate the Compliance Officer’s determination, an individual with such information who was subject to the Company’s pre-clearance procedures at the time of termination may not trade in Company Securities without first obtaining pre-clearance of the transaction from the Compliance Officer, in accordance with the pre-clearance procedures set forth in Exhibit B of this Policy, until such information becomes public.
10.Individual Responsibility
Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Each individual is responsible for making sure that he or she complies with this Policy, and that any Family Member or Controlled Entity whose transactions are subject to this Policy, as discussed above, also comply with this Policy. In all cases, the ultimate responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer or any other employee or director pursuant to this Policy (or otherwise), including pre-clearance of transactions, does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

11.Consequences of Violations
The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in Company Securities, is prohibited by federal and state laws. Insider trading violations are pursued vigorously by the SEC, the U.S. Department of Justice, state enforcement authorities and foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.
In addition, an individual’s failure to comply with this Policy may subject the individual to discipline by the Company, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law.
12.Administration of the Policy
The General Counsel of the Company, or an employee designated by the General Counsel, will serve as the Compliance Officer for purposes of this Policy. All determinations and interpretations by the Compliance Officer will be final and not subject to further review. Any person who has a question about this Policy or its application to any proposed transaction in Company Securities may obtain additional guidance by contacting the Compliance Officer.

(End of Policy)

Exhibit A
13.Special and Prohibited Transactions
The Company has determined that there is a heightened legal risk and the appearance of improper or inappropriate conduct if the persons subject to the Policy engage in certain types of transactions. Therefore, the following rules are applicable to any person covered by the Policy:
A.Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited.
B.Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer or employee is trading based on material nonpublic information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by the Policy.
C.Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, directors, officers and employees are prohibited from engaging in any such transactions.
D.Margin Accounts and Pledged Securities. Securities held in a margin account or pledged as collateral for a loan may be sold without the consent of the owner of the securities by the broker if there is a failure to meet a margin call or by the lender in foreclosure if there is a default on the loan. A margin or foreclosure sale that occurs when the owner of the pledged securities is aware of material nonpublic information may, under some circumstances, result in unlawful insider trading. Because of this danger, no director, officer or employee may hold Company Securities in a margin account or pledge Company Securities as collateral for a loan.

Exhibit B

E.Quarterly Trading Restrictions
F.All (i) directors of the Company, (ii) officers of the Company and (iii) the employees listed on Schedule I hereto (as may be amended from time to time by the Compliance Officer) are subject to these quarterly trading restrictions. Certain other individuals may also be subject to these quarterly trading restrictions, as determined by the Company from time to time, and will be notified by the Compliance Officer of such status.
The persons subject to this restriction, as well as their Family Members and Controlled Entities, may not conduct any transactions involving Company Securities (other than as specified by this Policy) during a “Blackout Period” beginning on the 15th calendar day of the last month of each fiscal quarter (March 15th, June 15th, September 15th and December 15th) and ending at the beginning of the second full business day following the date of the public release of the Company’s earnings results for that quarter. In other words, these persons may only conduct transactions in Company Securities during the “Window Period” beginning on the second full business day following the public release of the Company’s quarterly earnings and ending on the 14th calendar day of the last month of the fiscal quarter (March 14th, June 14th, September 14th and December 14th). For example, if the quarterly earnings were released after trading commenced on a Thursday, the Window Period would begin on the following Monday, giving the marketplace at least one full business day, Friday, to fully absorb the earnings release. Exceptions to these quarterly trading restrictions may be approved only by the Compliance Officer.
G.Pre-Clearance Procedures
H.All (i) directors of the Company, (ii) officers of the Company and (iii) the employees listed on Schedule II hereto (as may be amended from time to time by the Compliance Officer) are subject to these pre-clearance procedures. Certain other individuals may also be subject to these pre-clearance procedures, as determined by the Company from time to time, and will be notified by the Compliance Officer of such status.

The persons subject to these procedures, as well as the Family Members and Controlled Entities of such persons, may not engage in any transaction in Company Securities, including gifts involving the transfer of Company Securities, without first obtaining pre-clearance of the transaction from the Compliance Officer. Pre-clearance may only be obtained by submitting to the Compliance Officer the Pre-Clearance and Certification Form obtained from the Compliance Officer at least two business days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If the Compliance Officer does not respond to a request for pre-clearance, the request will be deemed to have been denied. If a person seeks pre-clearance and permission to engage in the transaction is denied or not responded to, then he or she must refrain from initiating any transaction in Company Securities, and must not inform any other person of the restriction. If permission to engage in the transaction is granted, then the transaction must be initiated within the time period authorized by the Compliance Officer in granting permission; otherwise, these pre-clearance procedures must be complied with again before such transaction may be initiated.
When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and must describe fully those circumstances to the Compliance Officer.
None of the Company, the Compliance Officer or any other employee of the Company will have any liability for any delay in reviewing, or refusal of, a request for pre-clearance submitted pursuant to this Policy.
I.Event-Specific Trading Restriction Periods
J.From time to time, an event may occur that is material to the Company and is known by only a few directors, officers or employees. So long as the event remains material and nonpublic, the persons designated by the Compliance Officer may not engage in any transaction in Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated persons should refrain from trading in Company Securities even sooner than the typical Blackout Period described above. In either situation, the Compliance Officer may notify these persons that they must not engage in transactions in Company Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole, and must not be communicated to any other person. Exceptions will not be granted during an event-specific trading restriction period.

Exhibit C
14.Rule 10b5-1 Plans
Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with the Policy, a Rule 10b5-1 Plan must be approved by the Compliance Officer and meet the requirements of Rule 10b5-1. In general, a Rule 10b5-1 Plan may not be entered into during a Blackout Period or any other time when the person entering into the plan is aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan cannot be modified when the person is aware of material nonpublic information. Any amendment or revocation of a Rule 10b5-1 Plan must be pre-approved by the Compliance Officer. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. A Rule 10b5-1 Plan must be entered into in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.
Any Rule 10b5-1 Plan must be submitted to the Compliance Officer for approval five business days prior to the entry into the Rule 10b5-1 Plan, unless otherwise agreed by the Compliance Officer. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.